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                                                                    Exhibit 21.1

                             HCI DIRECT, INC.

                         SUBSIDIARIES OF THE REGISTRANT

    The following table lists each significant subsidiary of HCI Direct, Inc. and its jurisdiction of organization.

                                                                         Jurisdiction of
Subsidiary                                                                Organization
----------                                                               ---------------
U.S. Textile Corporation (100% owned)................................... North Carolina
The Stonebury Group, Inc. (100% owned).................................. Nevada
Hosiery Corporation International, Inc. (100% owned).................... Delaware
Enchantress Hosiery of Canada (100% owned).............................. Ontario, Canada